EXHIBIT 99.1

Administrative Office 505 North Vienna Street Phone: (318) 255-3733 Ruston, LA 71270 Fax: (318) 255-8169

News Release

Century Next Financial Corporation to Deregister Its Common Stock

RUSTON, La., Oct. 2, 2013 (GlobeNewswire): Century Next Financial Corporation (OTCBB: CTUY), the holding company of Bank of Ruston (the “Bank”), announced today that because its common stock is currently held by less than 300 holders of record, it will terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by filing a Form 15 with the U.S. Securities and Exchange Commission (“SEC”) in early October 2013.

The Company is taking this action in order to reduce the legal, accounting, and administrative costs associated with being a reporting company under the Exchange Act.  William D. Hogan, President and Chief Executive Officer of the Company, stated, “We carefully considered the advantages and disadvantages of being a public company in light of our size and market capitalization and the costs and demands of ongoing compliance with SEC requirements.  With this in mind, the Board decided that it is in the best interests of the Company and existing shareholders to deregister.”

Upon filing the Form 15 with the SEC, the obligations of the Company to file certain periodic reports, including Forms 10-K, 10-Q, and 8-K, will be immediately suspended.  The Company anticipates that its common stock will continue to be quoted on the OTC Bulletin Board (“OTCBB”) after deregistration to the extent market makers agree to make a market in its stock.  No guarantee, however, can be made that a trading market in the Company’s common stock through the OTCBB will be maintained.

The Company intends to continue to provide shareholders with financial information on a quarterly and annual basis through its website: www.bankruston.com.  In addition, both the Company and the Bank will continue to provide semi-annual and quarterly financial reports to the Federal Reserve and the Office of the Comptroller of the Currency, as required, and intend to continue to meet all applicable auditing standards as a regulated financial institution.

Additional Information

Bank of Ruston, the wholly-owned subsidiary of Century Next Financial Corporation, has served Ruston, Lincoln Parish, Louisiana, and the surrounding area since 1905.  The Bank is a full-service bank with two banking offices in Ruston.  The Bank emphasizes professional and personal banking service directed primarily to small and medium-sized businesses, professionals, and individuals. The Bank provides a full range of banking services including its primary business of real estate lending to residential and commercial customers.

Forward Looking Information

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, the Company’s ability to realize anticipated cost savings from its deregistration;  the ability to timely and effectively implement its deregistration plans; adverse effects on share price and liquidity following the Company’s deregistration as well as more general business and financial risks, including the risks detailed from time to time in our filings with the SEC.  We undertake no obligation to update any forward-looking statements.

CONTACT:	William D. Hogan, President & Chief Executive Officer or
Mark A. Taylor, CPA, Senior Vice President & Chief Financial Officer
(318) 255-3733

Company Website: www.bankruston.com

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